EXHIBIT 2.1

                    AGREEMENT FOR SALE AND PURCHASE OF ASSETS

         This agreement for the sale and purchase of assets (herein "Agreement") is made and entered this 23rd day of February, 2004, by and between BONNIE SINGER BAKAL, an individual as her separate property (herein "Seller"), and PRACTICEXPERT OF TEXAS, INC., a Texas business corporation ("Buyer").

         WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, substantially all of the assets owned and/or utilized in Seller's business known as Singer MedScript (the "Business") presently located at 8700 Commerce Park Drive, Ste. 220, Houston, Harris County, Texas 77036, upon the terms and subject to the conditions hereinafter set forth;

         NOW,  THEREFORE,   in  consideration  of  the  mutual  representations,
warranties, covenants and agreements contained herein and upon the terms and subject to the conditions hereinafter set forth, the parties do hereby agree as follows:

                                    ARTICLE I

                           PURCHASE AND SALE OF ASSETS

         1.1 PURCHASE AND SALE. Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase and accept from Seller, at the Closing (as such term is defined in Section 3.1 hereof), all of Seller's right, title and interest in and to the following assets (collectively, the "Purchased Assets"), free and clear of any and all options, pledges, mortgages, security interests, liens, charges, conditional sale agreements and encumbrances except those which are expressly permitted by Buyer and are set forth and described in
SCHEDULE 1.1 attached hereto:

                  (a) all equipment, machines, tools, fixtures, furniture, leasehold improvements, supplies, computer hardware and software and other tangible personal property described on EXHIBIT A;

                  (b) the customer accounts reflected on the attached EXHIBIT B ("Customer List");

                  (c) all inventories, including raw materials, supplies and work-in-process (uninvoiced) as of Closing;

                  (d) all prepaid expenses and security deposits connected with the Seller's business as of Closing;

                  (e) all transferable governmental or regulatory permits and licenses incident to the operation of Seller's business;

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                  (f) all of Seller's  right,  title and interest in  contracts, appointments or understandings held with respect to above referenced client/customer accounts as of Closing;

                  (g) all other intangible assets owned or held or licensed for use by Seller, including, without limitation, the trade secrets, know-how, processes, trade or service marks and copyrighted materials, proprietary or technical information (including software programs), customer files or lists, business telephone numbers and listings; marketing materials and arrangements; and web sites/e-mail addresses or URL's used in connection with the Business; and,

                  (h) all files, documents, books and records (or copies thereof) pertaining to the Purchased Assets listed in clauses (i) through (vii) (excluding records pertaining to the tax records of Seller as an individual).

         1.2 ASSUMED LIABILITIES AND OBLIGATIONS. Buyer shall assume and be liable for the payment, performance or discharge, after the Closing Date, of only those liabilities and obligations of Seller set forth and described in
SCHEDULE 1.2 (the "Assumed Obligations"); provided, however, that Buyer shall not assume or be liable for the payment, performance or discharge of any liability or obligation of Seller for default or nonperformance of any other liabilities or obligations arising prior to the Closing Date. Buyer shall, in no event, be liable for the payment, performance or discharge of any claims, debts or liabilities not expressly assumed hereunder, including, but in no way limited to, i) all taxes accrued or assessed against the Business or Seller; ii) accrued employee benefits or withholding obligations; iii) claims, suits or causes of action arising out of the conduct of the Business prior to the Closing Date; and, iv) any obligations or liabilities of Seller arising in connection with negotiation of this Agreement or the transactions contemplated hereby.

         1.3 MATTERS EXPRESSLY RETAINED & EXCLUDED. Specifically retained by Seller and excluded from the sale, purchase and conveyance are those liabilities and obligations accruing to or arising out of operations prior to the Closing Date, except those expressly assumed, if any; Seller's cash-in-banks and/or notes receivable; accounts receivable and accounts payable arising or accruing to the Business on or before the day before Closing; any Seller investment/retirement accounts; and, those vehicles or equipment shown as "excluded" on the aforereferenced Exhibit "A".

         1.4 ALLOCATION. As to the Purchased Assets, the parties hereby agree and deem to be reasonable and binding for all tax purposes, the following allocation of the Purchase Price:

                  Furniture, Fixtures & Equipment    $ 30,000
                  Good Will/No Compete Covenant      $267,000
                  Inventory/Supplies                 $  3,000

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                                   ARTICLE II

                                 PURCHASE PRICE

         2.1 PURCHASE PRICE FOR ASSETS. Upon the terms and subject to the conditions set forth in this Agreement and in consideration for the conveyance, and sale of the Purchased Assets, as of the Closing date hereof, Buyer shall pay to Seller a purchase price consideration of $300,000.00 (the "Purchase Price"), payable as follows:

                  (a) At Closing, Buyer shall deliver a cashier's check or wire transfer to Escrow Agent for the cash portion of Purchase Price ($150,000.00).

                  (b) At Closing Buyer shall execute and deliver to Seller on certain purchase money promissory note in the amount of $150,000.00, said note bearing simple interest of eight percent (8.00%) per annum, bearing payable in thirty-six (36) monthly installments of principal and interest beginning one month after Closing., and being secured by a Security Agreement covering the Purchase Assets. The seller shall retain purchase money security interest in all assets referenced in the contract until all obligations of buyer are satisfied and the note is discharged. and,

                  (c) At Closing, Buyer shall also deliver a check for Buyer's portion of the closing costs.

         2.2 ADDITIONAL CONSIDERATION. Seller agrees, at Closing, to enter into an employment agreement with Buyer, incorporated herein as Exhibit C and containing such terms as the parties shall mutually agree upon.

         2.3 ADJUSTMENTS. All personal property taxes affecting the Business, the current months premises rent (if not closed on the last/first day of the month), accrued employee benefits, any transferred insurance policies and like continuing obligations (such as Yellow Pages) shall be prorated to the Closing Date. At Closing Buyer shall reimburse Seller for any petty cash, prepaids expenses or deposits transferred to Buyer.

         2.4 ACCOUNTS RECEIVABLE. All invoiced accounts receivable as of the Closing Date are EXCLUDED from the herein transaction and remain the property of Seller. As a material inducement for Seller to enter into and complete this transaction, Buyer will use customary diligence (excludes litigation) in collecting and/or receiving payment of Seller's retained accounts receivable and will immediately (not less than weekly) remit all payments so received to Seller. In this regard, Buyer will make its receipts records available to Seller during this period of collection.

                                   ARTICLE III

                                     CLOSING

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         3.1 CLOSING;  CLOSING DATE. The closing of the purchase and sale of the
Purchased Assets pursuant to this Agreement (the "Closing" or "Closing Date") shall take place at the offices of Commercial Escrow Company ("Escrow Agent"), 2500 West Loop South, Suite 450, Houston, Texas 77027, on or before March 1, 2004, which "Closing Date" may be extended by mutual agreement of the parties.

         3.2 CONTINGENCIES OR CONDITIONS PRECEDENT TO CLOSING. Notwithstanding anything herein to the contrary, this Agreement in its entirety and Closing shall be contingent upon:

                  (a) The Buyer, prior to Closing, shall execute an addendum to the lease for the existing Business premises for a term whereby the financial responsibility for fulfillment of tenant obligations, both financial and otherwise, shall become those of the Buyer.

                  (b) Buyer or Buyer's professional representative being immediately supplied with (copies or access) Seller's Business financial and/or operating records from the year 2003, with Buyer having at least ten (10) business days to examine and evaluate the same and, Buyer being satisfied that said records support Seller's representations of accuracy and correctness regarding the same;

                  (c) Buyer being provided all underlying information supporting the Exhibits, Schedules and other informational requirements contained herein;

                  (d) Prior to Closing, Buyer, with Seller's assistance, reaching a satisfactory employment agreement with Seller serving in such capacity and in accordance with such terms and conditions as may be mutually agreed to.

         3.3 DELIVERIES AT CLOSING. At the Closing:

                  (a) Seller shall deliver to Buyer:

                           (i) A Bill of Sale for the  Purchased  Asset  and any
                  necessary assignment of any other items being transferred in connection herewith;

                           (ii) A  Lease  Assignment  for the  current  Business
                  premises;

                           (iii) A  employment  agreement  for the post  closing
                  engagement of Seller as referenced in paragraph 2.2 above;

                           (iv) Such other  documents and  instruments as may be
                  necessary to implement this transaction and/or are reasonably required by Buyer.

                  (b) Buyer shall deliver to Seller:

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                           (i) The balance of  purchase  money due at Closing by
                  cashier's check or wire transfer to the herein Escrow Agent;

                           (ii) A  promissory  note as called  for by  paragraph
                  2.1(c) and incorporated herein as Exhibit D

                           (iii) Any assumption of liability for the items listed on Schedule 1.2 (Assumed Obligations);

                           (iv) Such  other  documents  and  instruments  as are
                  reasonably required by Seller.

                                   ARTICLE IV

                      REPRESENTATIONS AND WARRANTIES SELLER

         Seller hereby represents and warrants to Buyer that:

         4.1 AUTHORITY RELATIVE TO THIS AGREEMENT. Seller has the requisite legal capacity and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of this transaction and all matters collateral hereto have been approved by any necessary consenting person or authority, and no other actions on the part of the Seller are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and, assuming this Agreement constitutes a valid and binding obligation of Buyer, is a valid and binding obligation of Seller in accordance with its terms, except to the extent that enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws of general application relating to or affecting the enforcement of the rights of creditors or by equitable principles.

         4.2 FINANCIAL STATEMENTS. Seller has previously delivered to Buyer the unaudited financial records of Seller as of the dates indicated therein and the same have been prepared from, and are in accordance with, the books and records of Seller and present fairly the financial position and results of operations of the Seller/Business as of the dates or for the periods indicated, in each case in accordance with generally accepted accounting principles consistently applied during such periods.

         4.3 ABSENCE OF UNDISCLOSED LIABILITIES. Except as and to the extent reflected herein, Seller does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise and whether due or to become due, including without limitation, liabilities as guarantor or otherwise with respect to obligations of others or liabilities for taxes) which were not disclosed to Buyer.

         4.4   LITIGATION.   There  are  no  actions,   suits,   proceedings  or
investigations  pending against Seller or, to the best of Seller's knowledge and

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belief,  threatened against Seller, at law or in equity,  before or by any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, and Seller is not subject to any continuing order, writ, injunction or decree issued by any of the foregoing.

         4.5 NO CONFLICTS. The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby by Seller will not, to the best of Seller's knowledge and belief, violate or result in a breach of or constitute a default under, or constitute an event which with notice or lapse of time, or both, would become a default under, or result in the creation of any encumbrance upon any of the Purchased Assets under, or give rise to a right of termination or acceleration under, any indenture, mortgage, lease, license, permit, contract, plan, policy of insurance or other agreement or any law, rule, regulation, order, writ, injunction or decree to which Seller or any of its properties is bound or affected.

         4.6 CONTRACTS; COMPLIANCE. Seller is not in default under or in violation of any such indenture, mortgage, lease, license, permit, contract, policy of insurance or other agreement.

         4.7 TAXES. Seller has filed all federal tax returns and reports and all other state, local and foreign tax returns and reports required to be filed by it and has paid and discharge all federal, state, local an foreign taxes, plus penalties and assessments, levied or imposed upon it or its income, profits, properties or assets. No extensions of time for assessments of deficiencies for any year are in effect. Neither the Internal Revenue Service nor any other taxing authority is now asserting or threatening to assert against Seller any deficiency or claim for additional taxes or interest thereon or penalties in connection therewith.

         4.8 COPYRIGHTS AND TRADE NAMES. All patents, trade names, trademarks, service marks, copyrights, applications for any of the foregoing, common law trademarks and rights under any of the foregoing which have been used by Seller have or would require the consent of any other person and the same are freely transferable and are owned exclusively by Seller free and clear of any Encumbrances.

         4.9 BROKERAGE OR FINDERS FEES. Seller hereby discloses and agrees to be solely responsible for brokerage fees due to Vincent Associates, Inc. with respect to the herein transaction, by separate agreement. Buyer represents that no brokers or finders have been engaged with respect to this transaction and agrees to hold Seller harmless from and against the claims of any such parties.

         4.10 ABSENCE OF CERTAIN CHANGES OR EVENTS. Seller has no knowledge of any pending or foreseeable circumstances or events which would have an adverse impact on the future operation of the Business, provided that Seller, in no way, makes any representations as to the future profitability of the Business. At all times during the negotiation hereof, Seller has conducted its business only in the ordinary course and there has not been:

                  (a) any material change in the properties, assets, liabilities, prospects, condition, financial or otherwise business or operations of Seller, which change, by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has been or is likely to be adverse with respect to Seller;

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                  (b) any payment,  transaction or contract made or entered into by Seller other than payments, transactions or contracts in the ordinary course of business;

                  (c) any damage, destruction or loss, whether or not covered by insurance, affecting Seller's properties, assets or business; or,

                  (d) any change of ownership of the Business.

         4.11  CONDITION OF PROPERTY.

                  (a) Seller has good and marketable title to all of the Purchased Assets and none of such property or assets is subject to any Encumbrance, except as specifically disclosed herein or as discharged at Closing.

                  (b) All equipment, machinery, tools, fixtures, furniture, leasehold improvements, supplies, computer hardware and other tangible property of Seller are in good repair and are in good working order, normal wear and tear excepted, and the Business premises is in compliance with all laws or ordinances necessary to the continue use of same for the Business.

         4.12 TRADE SECRETS AND CUSTOMERS LISTS. The parties hereby mutually agree that between the execution hereof and Closing or other termination hereof, no publication nor disclosure of the terms of this Agreement nor of Seller's operating information shall be made to others except the party's professional; representatives, the same intended to strictly confidential to the herein parties.

         4.13 COMPLIANCE WITH LAWS. To the best of Seller's knowledge and belief, Seller is not in violation of any law, rule, ordinance or regulation (environmental of otherwise), relating to the operation of its Business (or premises).

         4.14 WARRANTY OR OTHER CLAIMS. There are no existing or, to the best of Seller's knowledge and belief, threatened claims against Seller for services or products which are defective or fail to meet any service or product warranties, nor any facts which, if discovered by a third party, would support such a claim, save and except as recited in 4.4 above.

         4.15 COPIES OF DOCUMENTS. Seller has or will have, pursuant to the terms hereof, made available for inspection and copying by Buyer and its representative true and correct copies of all documents referred to in this
Article IV or in the Schedules delivered to Buyer pursuant to this Agreement.

         4.16 MARKETING. During the term of this Agreement and any extensions hereof, and for so long as Buyer is not in material breach of its obligations hereunder, Seller shall not market, solicit or entertain other offers for the purchase of the Business.

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                                    ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants to Seller that:

         5.1 ORGANIZATION AND QUALIFICATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas.

         5.2 ARTICLES OF INCORPORATION AND BYLAWS. All evidence of Buyer's Articles of Incorporation and of the Bylaws of Buyer, heretofore or hereafter provided to Seller, if any, are true and complete and have not been amended, modified or rescinded.

         5.3 AUTHORITY RELATIVE TO THIS AGREEMENT. Buyer has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of this transaction and all matters collateral hereto have been approved by Buyer's Board of Directors and Shareholders, and no other corporate proceedings on the part of the Buyer are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and, assuming this Agreement constitutes a valid and binding obligation of Seller, is a valid and binding obligation of Buyer in accordance with its terms, except to the extent that enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws of general application relating to or affecting the enforcement of the rights of creditors or by equitable principles.

         5.4 NO CONFLICTS. The execution and delivery of this Agreement by Buyer does not, and the consummation of the transactions contemplated hereby by Buyer will not, (i) violate or conflict with the Articles of Incorporation or Bylaws of Buyer or, (ii) violate or result in a breach of or constitute a default under, or constitute an event which with notice or lapse off time, or both, would become a default under, or result in the creation of any encumbrance upon any of its assets under, or give rise to a mortgage, lease, license, permit, contract, plan, policy or insurance or other agreement or any law, rule, regulation, order, writ, injunction or decree to which Buyer is a party or by which Buyer or any of its principals is bound or affected.

                                   ARTICLE VI

                               COVENANTS OF SELLER

         6.1 FURTHER ASSURANCES. From and after the Closing Date, Seller shall take all such further action as may be reasonably requested by Buyer in order to effectuate or evidence the consummation of the transactions contemplated by this Agreement, including, but not limited to, assisting in the transition from Seller to Buyer with respect to the ownership and operation of the Business and

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assets transferred pursuant to this Agreement.  If at any time after the Closing
Date, Buyer shall reasonably determine that any further conveyance, assignment of other document, or any further action, is necessary or desirable to vest in it full title to the Purchased Assets, Seller shall execute and deliver all such instruments and take all such action as Buyer may deem to be necessary or desirable in order to vest in and confirm to it title to and possession of the Purchased Assets, and otherwise to carry out the purpose of this Agreement.


                                   ARTICLE VII
                                  MISCELLANEOUS

         7.1 INDEMNIFICATION.

         (a) Indemnification by Seller. From and after the Closing Date, Seller shall indemnify and hold Buyer, its successors or assigns, harmless from and against any and all claims, liabilities, losses, damages (including, without limitation, amounts paid in settlement), costs and expenses (including, without limitation, court costs and reasonable attorneys' and accountants' fees) and any interest or penalties in connection therewith (hereinafter "Losses") actually suffered or incurred by Buyer (i) arising out of or resulting from or in connection with the conduct of the business of Seller prior to the Closing Date (except for the Assumed Obligations), (ii) arising out of or resulting from any breach of any representation or warranty by Seller contained in this Agreement, or (iii) arising out of or resulting from a breach of any other covenant or agreement by Seller collateral to this Agreement.

         (b) INDEMNIFICATION BY BUYER. From and after the Closing Date, Buyer shall indemnify and hold Seller, its directors, officers and shareholders and any affiliate, successor or assignee of any of the foregoing, harmless from and against any and all claims, liabilities, losses, damages (including, without limitation, amounts paid in settlement), costs and expenses (including, without limitation, court costs and reasonable attorneys' and accountants' fees) and any interest or penalties in connection therewith actually suffered or incurred by Seller (i) arising out of or resulting from or in connection with the conduct of the Business of Buyer after the Closing Date (specifically excepting the Retained or Excluded Obligations), (ii) arising out of or resulting from any breach of any representation or warranty by Buyer contained in this Agreement, or (iii) arising out of or resulting from a breach of any other covenant or agreement by Buyer collateral to this Agreement, (iv) arising out of or resulting from any breach or non-performance by Buyer under any assumed contract, lease or agreement.

         (c) CLAIMS PROCEDURES. An indemnified party shall promptly give the other party written notice of any matter which the indemnified party has determined has given or could give rise to a right of indemnification under this Agreement, stating the amount of the loss, if known, and the method of computation thereof, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed.

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The  noticed  part shall have a period of thirty  (30) days after the date of an indemnified party's notice to cure the matter giving rise to the right of indemnification under this Agreement. In the event said party is unsuccessful in completely curing the matter giving rise to the right of indemnification, the noticed party shall be liable for the payment of any amount to be indemnified hereunder and shall pay such amount not more than five (5) days after the end of the thirty (30) day cure period.

         7.2 EXPENSES. Except as may otherwise be agreed herein, each party shall bear one half of the expenses incurred for this Agreement and the Closing costs. Any separate costs of professional representation/services in connection herewith shall be born by the party incurring the same.

         7.3 NOTICES. Any notice, request, instruction or other document to be given under this Agreement after the date hereof by any party hereto to any other party shall be in writing and shall be delivered personally or sent by registered or certified mail, postage prepaid, to the addresses shown on the signature page of this Agreement, or to such other address or person as any party may designate by written notice to the others.

         7.4 EXTENSIONS AND WAIVERS. Either Buyer or Seller may, by written instrument, extend the time for the performance of any of the obligations or other acts of the other party hereto, and (i) waive any inaccuracies of such other party in the representations and warranties contained herein or in any document delivered pursuant to this Agreement, (ii) waive compliance with any of the covenants of such other party contained in this Agreement and (iii) waive such other party's performance of any of the obligations set out in this Agreement.

         7.5 CONFIDENTIALITY. Due to the nature of the subject Business, employee, client and related concerns, the parties mutually agree to handle the terms of this Agreement in the strictest confidence without publication, except to their respective professional assistants. Further, no unauthorized (only by mutual agreement) contact with employees or clients shall be made prior to Closing.

         7.6 GOVERNING LAW & VENUE. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas (without giving effect to the choice of law provisions thereof) and venue for any actions hereunder shall be in Dallas County, Texas.

         7.7 ATTORNEYS' FEES. In the event attorneys' fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs incurred therein.

         7.8 SUCCESSORS AND ASSIGNS. All covenants and agreements contained in the Agreement by or on behalf of the parties hereto will expressly survive the Closing hereon and bind or inure to the benefit of the respective personal representatives, successors and assigns of such parties. With respect to assignment, Buyer shall have the right to assign its interest herein to another entity provided that the herein Buyer remains personally liable for the herein Buyer obligations.

AGREEMENT - Page 10 OF 12

         7.9 ENTIRETY. All statements contained in this Agreement, any Schedule, Exhibit, Instrument or other writing attached hereto or delivered pursuant hereto shall constitute the entire agreement of the parties and be binding upon them. Should any provision of any such writing be adjudged unenforceable by a court of law, the validity and enforceability of all remaining provisions shall not be affected thereby.

         7.10 NOTICE. THIS IS INTENDED TO BE A FINAL AND BINDING CONTRACT BETWEEN THE PARTIES HERETO. THE PARTIES ARE RESPONSIBLE FOR BEING SATISFIED THAT THE CONTENT HEREOF IS IN KEEPING WITH THEIR LETTER OF INTENT AND OTHER UNDERSTANDINGS. ACCORDINGLY, THE PARTIES ARE EXPRESSLY ADVISED TO SEEK SUCH PROFESSIONAL ASSISTANCE AS THEY DEEM NECESSARY TO UNDERSTAND THE LEGAL AND TAX CONSEQUENCES OF THE PROVISIONS HEREOF.

         7.11 COUNTERPARTS. This Agreement may be executed in one or more counterparts for the convenience of the parties hereto, all of which shall, taken together, constitute one and the same binding instrument.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

SELLER:                                   BUYER:
                                          PracticeXpert of Texas, Inc.

BY: /S/ BONNIE SINGER BAKAL               BY: /S/ JONATHAN DOCTOR
    -----------------------------------   --------------------------------
         Bonnie Singer Bakal                      Jonathan Doctor, President

         NOTICE ADDRESS:                  NOTICE ADDRESS:
         8700 Commerce Park Drive, #220   4130 Cahuenga Blvd., #215
         Houston, Texas 77036             Toluca Lake, California 91502


AGREEMENT - Page 11 OF 12

                                  SCHEDULE 1.1
                             PERMITTED ENCUMBRANCES

Seller shall maintain a security interest in the following items until the promissory note, executed at a date even herewith and as part of this agreement, is full discharged.

1.)      All  equipment,   machines,  tools,  fixtures,   furniture,   leasehold
         improvements, supplies, computer hardware and software and other tangible personal property described on EXHIBIT A;

2.)      the customer  accounts  reflected on the attached  EXHIBIT B ("Customer
         List").

                                  SCHEDULE 1.2
                               ASSUMED OBLIGATIONS

1.)  Facility Lease for office space
2.)  Copier Lease
3.)  Software License Agreement


AGREEMENT - Page 12 OF 12